Exhibit 99.1
Nordstrom Reports First Quarter 2023 Earnings
•Company reports loss of $1.27 per share, adjusted earnings of $0.07 per share1
•Results reflect progress on Company’s key priorities of Nordstrom Rack improvement, inventory productivity and supply chain optimization
•Reaffirms fiscal 2023 revenue and adjusted earnings outlook
SEATTLE – May 31, 2023 – Nordstrom, Inc. (NYSE: JWN) today reported a first quarter net loss of $205 million and loss per diluted share of $1.27. Excluding charges related to the wind-down of Canadian operations, the Company reported adjusted earnings per diluted share (“EPS”) of $0.07.1
For the first quarter ended April 29, 2023, net sales decreased 11.6 percent versus the same period in fiscal 2022, including a 175 basis point negative impact from the wind-down of Canadian operations, and gross merchandise value (“GMV”) decreased 11.9 percent. Nordstrom banner net sales decreased 11.4 percent and GMV decreased 11.8 percent. Net sales for Nordstrom Rack decreased 11.9 percent.
The Company’s first quarter results reflected progress on its key priorities. Nordstrom Rack sales trends improved late in the quarter, with the strongest performance in April, primarily driven by increased penetration of strategic brands in its merchandise mix. Gross profit margin expanded by 110 basis points over last year, reflecting the Company’s focus on increasing inventory productivity. In addition, the Company continued to deliver efficiencies through its supply chain initiatives, which contributed over 100 basis points of improvement in variable costs within selling, general and administrative (“SG&A”) expenses, helping to mitigate the impact of deleverage on lower sales.
“We are pleased with the progress we’re making against the key priorities we laid out for 2023 as we continue to enhance our overall customer experience, improve Nordstrom Rack performance, increase inventory productivity and optimize our supply chain operations,” said Erik Nordstrom, chief executive officer of Nordstrom, Inc. “We’re encouraged by our momentum, especially given the uncertain macroeconomic environment. We remain focused on executing with agility and delivering long-term value to our shareholders.”
“Our focus on these key priorities allows us to better serve our customers through great brands at great prices at the Rack and more product newness and better flow across our banners, while also positioning us for more profitable growth,” said Pete Nordstrom, president and chief brand officer of Nordstrom, Inc. “We’re grateful to our team for their hard work and focus, and we’re excited to serve our customers with new and fresh selections from the best brands at our upcoming Anniversary Sale.”
Most categories in the U.S. were down in the first quarter versus 2022, which benefited from strong pent-up demand for a return to occasions after the pandemic. Active was the strongest category, while beauty and men’s apparel performed above average.
As previously announced, on May 17, 2023 the board of directors declared a quarterly cash dividend of $0.19 per share, payable on June 14, 2023, to shareholders of record at the close of business on May 30, 2023.
FIRST QUARTER 2023 SUMMARY
•Total Company net sales decreased 11.6 percent and GMV decreased 11.9 percent compared with the same period in fiscal 2022. The wind-down of Canadian operations had a negative impact on total Company net sales of 175 basis points. The first quarter of 2023 included one month of sales from Canadian operations, compared with a full quarter of sales from Canadian operations in the first quarter of 2022.
•For the Nordstrom banner, net sales decreased 11.4 percent and GMV decreased 11.8 percent compared with the same period in fiscal 2022. The wind-down of Canadian operations had a negative impact on Nordstrom banner net sales of 270 basis points.
•For the Nordstrom Rack banner, net sales decreased 11.9 percent compared with the same period in fiscal 2022. Eliminating store fulfillment for Nordstrom Rack digital orders during the third quarter of fiscal 2022 negatively impacted first quarter Rack banner sales by approximately 600 basis points.
1Adjusted EPS is a non-GAAP financial measure. Refer to the “Adjusted EBIT, Adjusted EBITDA, Adjusted EBIT Margin and Adjusted EPS” section of this release for additional information as well as reconciliations between the Company’s GAAP and non-GAAP financial results.

•Digital sales decreased 17.4 percent compared with the same period in fiscal 2022. Collectively, eliminating store fulfillment for Nordstrom Rack digital orders during the third quarter of fiscal 2022 and sunsetting Trunk Club earlier in fiscal 2022 negatively impacted first quarter digital sales by approximately 800 basis points. Digital sales represented 36 percent of total sales during the quarter.
•Gross profit, as a percentage of net sales, of 33.8 percent increased 110 basis points compared with the same period in fiscal 2022, reflecting the Company’s focus on increasing inventory productivity.
•Ending inventory decreased 7.8 percent compared with the same period in fiscal 2022, versus an 11.6 percent decrease in sales.
•SG&A expenses, as a percentage of net sales, of 36.0 percent increased 240 basis points compared with the same period in fiscal 2022. Excluding 120 basis points from a gain on the sale of the Company’s interest in a corporate office building and an impairment charge related to costs associated with the wind-down of Trunk Club in the first quarter of fiscal 2022, SG&A expenses increased 120 basis points primarily due to deleverage from lower sales, partially offset by improvements in variable costs from supply chain efficiency initiatives.
•During the first quarter, the Company recorded $309 million of estimated pre-tax charges related to the wind-down of Canadian operations, consistent with its previously estimated range of $300 million to $350 million. The Company’s first quarter 2023 results include Canadian operations through March 2, 2023, when it discontinued support for Nordstrom Canada.2 The Company is early in the wind-down process and actual results may vary from estimates.
•Loss before interest and tax was $259 million in the first quarter of 2023, compared with earnings before interest and tax (“EBIT”) of $73 million during the same period in fiscal 2022. Adjusted EBIT of $50 million in the first quarter of 2023 excluded one-time charges of $309 million related to the wind-down of Canadian operations. Adjusted EBIT of $32 million in the first quarter of 2022 excluded a $51 million gain on the sale of the Company’s interest in a corporate office building and a $10 million impairment charge related to costs associated with the wind-down of Trunk Club.3
•Interest expense, net, of $28 million decreased from $35 million during the same period in fiscal 2022 due to higher interest income.
•Income tax benefit was $82 million, or 28.6 percent of pretax loss, compared with income tax expense of $18 million, or 46.8 percent of pretax earnings, in the same period in fiscal 2022. Excluding the approximately 22 percentage point impact of the wind-down of Canadian operations, income tax expense in the first quarter of 2023 was 50.7 percent of pretax earnings. Income tax expense in the first quarters of 2023 and 2022, respectively, each included discrete tax expense, primarily related to stock-based compensation, which increased the quarterly effective tax rates by 29.4 percentage points and 19.3 percentage points, respectively.
•The Company ended the first quarter with $1.4 billion in available liquidity, including $581 million in cash and the full $800 million available on its revolving line of credit.
2Nordstrom Canada is comprised of Nordstrom Canada Retail, Inc., Nordstrom Canada Holdings, LLC and Nordstrom Canada Holdings II, LLC.
3Adjusted EBIT is a non-GAAP financial measure. Refer to the “Adjusted EBIT, Adjusted EBITDA, Adjusted EBIT Margin and Adjusted EPS” section of this release for additional information as well as reconciliations between the Company’s GAAP and non-GAAP financial results.

STORES UPDATE
During and subsequent to the first quarter of 2023, the Company opened or relocated eight stores:

City	Location	Square Footage (000s)	Timing of Opening
Nordstrom Rack
Los Angeles, CA	NOHO West	26	April 13, 2023
Clovis, CA	Clovis Crossing	31	April 13, 2023
Delray Beach, FL	Delray Place	26	May 11, 2023
Chattanooga, TN	The Terrace at Hamilton Place	24	May 18, 2023
Las Vegas, NV	Best in the West	31	May 18, 2023
Birmingham, AL	The Summit (relocation from River Ridge)	27	May 25, 2023
Wichita, KS	Bradley Fair	28	May 25, 2023
San Clemente, CA	San Clemente Plaza	32	May 25, 2023

The Company has also announced plans to open the following stores:

City	Location	Square Footage (000s)	Timing of Opening
Nordstrom Rack
Union Gap, WA	Valley Mall	28	Fall 2023
Olympia, WA	Cooper Point Marketplace	32	Fall 2023
Salem, OR	Willamette Town Center	25	Fall 2023
Anaheim Hills, CA	Anaheim Hills Festival	24	Fall 2023
Overland Park, KS	Overland Crossing	27	Fall 2023
San Luis Obispo, CA	SLO Promenade	24	Fall 2023
Allen, TX	The Village at Allen	29	Fall 2023
Visalia, CA	Sequoia Mall	29	Fall 2023
Pinole, CA	Pinole Vista Crossing	23	Fall 2023
Denton, TX	Denton Crossing	25	Fall 2023
Aurora, CO	Southlands	30	Fall 2023
Natomas, CA	The Promenade at Sacramento Gateway	26	Fall 2023
San Antonio, TX	Northwoods	35	Fall 2023
Kennesaw, GA	Barrett Place	25	Spring 2024
Elk Grove, CA	The Ridge Elk Grove	25	Spring 2024
Gilroy, CA	Gilroy Crossing	25	Spring 2024
Oceanside, CA	Pacific Coast Plaza	31	Spring 2024
Wheaton, IL	Danada Square East	29	Spring 2024
Snellville, GA	Presidential Markets	35	Spring 2024
Macedonia, OH	Macedonia Gateway	28	Spring 2024
Jacksonville Beach, FL	South Beach Regional	30	Spring 2024
San Mateo, CA	Bridgepointe Shopping Center	36	Fall 2024
Davis, CA	The Davis Collection	25	Spring 2025

The Company had the following store counts as of quarter-end:

	April 29, 2023	April 30, 2022
Nordstrom
Nordstrom – U.S.	94	94
Nordstrom – Canada	—	6
Nordstrom Local service hubs	7	7
ASOS | Nordstrom	1	—
Nordstrom Rack
Nordstrom Rack – U.S.	243	240
Nordstrom Rack – Canada	—	7
Last Chance clearance stores	2	2
Total	347	356

Gross store square footage	26,259,000	27,555,000

As of the first quarter of 2023, the Company removed the six Nordstrom stores and seven Nordstrom Rack stores in Canada from the table above as operations are being wound down.
FISCAL YEAR 2023 OUTLOOK
The Company reaffirmed its revenue and adjusted financial outlook for fiscal 2023, which includes a 53rd week and now reflects the estimated charges from the wind-down of Canadian operations and related tax impacts recorded in the first quarter:
•Revenue decline, including retail sales and credit card revenues, of 4.0 to 6.0 percent versus fiscal 2022, including an approximately 250 basis point negative impact from the wind-down of Canadian operations and an approximately 130 basis point positive impact from the 53rd week
•EBIT margin (including the negative impact of charges related to the wind-down of Canadian operations) of 1.5 to 2.0 percent of sales
•Adjusted EBIT margin (excluding charges related to the wind-down of Canadian operations) of 3.7 to 4.2 percent of sales4
•Income tax rate of approximately 6 percent, including an approximately 2,100 basis point favorable impact primarily from the one-time Canada charges
•EPS (including the negative impact of charges related to the wind-down of Canadian operations) of $0.60 to $1.00, excluding the impact of share repurchase activity, if any
•Adjusted EPS (excluding charges related to the wind-down of Canadian operations) of $1.80 to $2.20, excluding the impact of share repurchase activity, if any4
CONFERENCE CALL INFORMATION
The Company’s senior management will host a conference call to provide a business update and to discuss first quarter 2023 financial results and fiscal 2023 outlook at 4:45 p.m. EDT today. To listen to the live call online and view the speakers’ prepared remarks and the conference call slides, visit the Investor Relations section of the Company’s corporate website at investor.nordstrom.com. An archived webcast with the speakers’ prepared remarks and the conference call slides will be available in the Quarterly Results section for one year. Interested parties may also dial 201-689-8354. A telephone replay will be available beginning approximately three hours after the conclusion of the call by dialing 877-660-6853 or 201-612-7415 and entering Conference ID 13738446, until the close of business on June 7, 2023.
4Adjusted EBIT margin and adjusted EPS are non-GAAP financial measures. Refer to the “Forward-Looking Non-GAAP Measures” section of this release for additional information as well as reconciliations between the Company’s GAAP and non-GAAP financial expectations.

ABOUT NORDSTROM
At Nordstrom, Inc. (NYSE: JWN), we exist to help our customers feel good and look their best. Since starting as a shoe store in 1901, how to best serve customers has been at the center of every decision we make. This heritage of service is the foundation we’re building on as we provide convenience and true connection for our customers. Our digital-first platform enables us to serve customers when, where and how they want to shop – whether that’s in-store at more than 350 Nordstrom, Nordstrom Local and Nordstrom Rack locations or digitally through our Nordstrom and Rack apps and websites. Through it all, we remain committed to leaving the world better than we found it.
Certain statements in this press release contain or may suggest “forward-looking” information (as defined in the Private Securities Litigation Reform Act of 1995) that involves risks and uncertainties that could cause results to be materially different from expectations. The words “will,” “may,” “designed to,” “outlook,” “believes,” “should,” “targets,” “anticipates,” “assumptions,” “plans,” “expects” or “expectations,” “intends,” “estimates,” “forecasts,” “guidance” and similar expressions identify certain of these forward-looking statements. The Company also may provide forward-looking statements in oral statements or other written materials released to the public. All statements contained or incorporated in this press release or in any other public statements that address such future events or expectations are forward-looking statements. Important factors that could cause actual results to differ materially from these forward-looking statements are detailed in the Company’s Annual Report on Form 10-K for the fiscal year ended January 28, 2023, and our Form 10-Q for the fiscal quarter ended April 29, 2023, to be filed with the SEC on or about June 7, 2023. In addition, forward-looking statements contained in this release may be impacted by the actual outcome of events or occurrences related to the wind-down of business operations in Canada. These forward-looking statements are not guarantees of future performance and speak only as of the date made, and, except as required by law, the Company undertakes no obligation to update or revise any forward-looking statements to reflect subsequent events, new information or future circumstances. In addition, the actual timing, price, manner and amounts of future share repurchases, if any, will be subject to the discretion of our board of directors, contractual commitments, market and economic conditions and applicable Securities and Exchange Commission rules.

NORDSTROM, INC.
CONSOLIDATED STATEMENTS OF EARNINGS
(unaudited; amounts in millions, except per share amounts)

	Quarter Ended
	April 29, 2023	April 30, 2022
Net sales	$3,064	$3,467
Credit card revenues, net	117	102
Total revenues	3,181	3,569
Cost of sales and related buying and occupancy costs	(2,028)	(2,331)
Selling, general and administrative expenses	(1,103)	(1,165)
Canada wind-down costs	(309)	—
(Loss) earnings before interest and income taxes	(259)	73
Interest expense, net	(28)	(35)
(Loss) earnings before income taxes	(287)	38
Income tax benefit (expense)	82	(18)
Net (loss) earnings	($205)	$20

(Loss) earnings per share:
Basic	($1.27)	$0.13
Diluted	($1.27)	$0.13

Weighted-average shares outstanding:
Basic	160.8	160.1
Diluted	160.8	162.9

Percent of net sales:
Gross profit	33.8%	32.8%
Selling, general and administrative expenses	36.0%	33.6%
(Loss) earnings before interest and income taxes	(8.5%)	2.1%

NORDSTROM, INC.
CONSOLIDATED BALANCE SHEETS
(unaudited; amounts in millions)

	April 29, 2023	January 28, 2023	April 30, 2022
Assets
Current assets:
Cash and cash equivalents	$581	$687	$484
Accounts receivable, net	279	265	297
Merchandise inventories	2,237	1,941	2,426
Prepaid expenses and other current assets	414	316	332
Total current assets	3,511	3,209	3,539

Land, property and equipment (net of accumulated depreciation of $8,133, $8,289 and $7,834)	3,197	3,351	3,505
Operating lease right-of-use assets	1,393	1,470	1,497
Goodwill	249	249	249
Other assets	478	466	384
Total assets	$8,828	$8,745	$9,174

Liabilities and Shareholders’ Equity
Current liabilities:
Accounts payable	1,674	1,238	1,898
Accrued salaries, wages and related benefits	246	291	241
Current portion of operating lease liabilities	249	258	250
Other current liabilities	1,236	1,203	1,198
Current portion of long-term debt	249	—	—
Total current liabilities	3,654	2,990	3,587

Long-term debt, net	2,608	2,856	2,854
Non-current operating lease liabilities	1,406	1,526	1,566
Other liabilities	609	634	578

Commitments and contingencies

Shareholders’ equity:
Common stock, no par value: 1,000 shares authorized; 161.4, 160.1 and 160.5 shares issued and outstanding	3,372	3,353	3,301
Accumulated deficit	(2,824)	(2,588)	(2,662)
Accumulated other comprehensive gain (loss)	3	(26)	(50)
Total shareholders’ equity	551	739	589
Total liabilities and shareholders’ equity	$8,828	$8,745	$9,174

NORDSTROM, INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS
(unaudited; amounts in millions)

	Quarter Ended
	April 29, 2023	April 30, 2022
Operating Activities
Net (loss) earnings	($205)	$20
Adjustments to reconcile net (loss) earnings to net cash provided by operating activities:
Depreciation and amortization expenses	144	152
Canada wind-down costs	220	—
Right-of-use asset amortization	43	47
Deferred income taxes, net	(16)	(13)
Stock-based compensation expense	14	19
Other, net	(25)	(45)
Change in operating assets and liabilities:
Merchandise inventories	(296)	(19)
Other current and noncurrent assets	(112)	(42)
Accounts payable	301	233
Accrued salaries, wages and related benefits	(39)	(143)
Lease liabilities	(67)	(65)
Other current and noncurrent liabilities	54	43
Net cash provided by operating activities	16	187

Investing Activities
Capital expenditures	(106)	(96)
Decrease in cash and cash equivalents resulting from Canada deconsolidation	(33)	—
Proceeds from the sale of assets and other, net	16	85
Net cash used in investing activities	(123)	(11)

Financing Activities
Change in cash book overdrafts	29	16
Cash dividends paid	(30)	(30)
Proceeds from issuances under stock compensation plans	11	8
Other, net	(9)	(8)
Net cash provided by (used in) financing activities	1	(14)

Net (decrease) increase in cash and cash equivalents	(106)	162
Cash and cash equivalents at beginning of period	687	322
Cash and cash equivalents at end of period	$581	$484

NORDSTROM, INC.
ADJUSTED EBIT, ADJUSTED EBITDA, ADJUSTED EBIT MARGIN AND ADJUSTED EPS
(NON-GAAP FINANCIAL MEASURES)
(unaudited; amounts in millions, except per share amounts)
The following are key financial metrics and, when used in conjunction with GAAP measures, we believe they provide useful information for evaluating our core business performance, enable comparison of financial results across periods and allow for greater transparency with respect to key metrics used by management for financial and operational decision-making. Adjusted EBIT, adjusted EBITDA, adjusted EBIT margin and adjusted EPS exclude certain items that we do not consider representative of our core operating performance. The financial measure calculated under GAAP which is most directly comparable to adjusted EBIT and adjusted EBITDA is net earnings. The financial measure calculated under GAAP which is most directly comparable to adjusted EPS is diluted EPS.
Adjusted EBIT, adjusted EBITDA, adjusted EBIT margin and adjusted EPS are not measures of financial performance under GAAP and should be considered in addition to, and not as a substitute for, net earnings, net earnings as a percent of net sales, operating cash flows, earnings per share, earnings per diluted share or other financial measures performed in accordance with GAAP. Our method of determining non-GAAP financial measures may differ from other companies’ financial measures and therefore may not be comparable to methods used by other companies.
The following is a reconciliation of net (loss) earnings to adjusted EBIT and adjusted EBITDA and net earnings as a percent of net sales to adjusted EBIT margin:

	Quarter Ended
	April 29, 2023	April 30, 2022
Net (loss) earnings	($205)	$20
Income tax (benefit) expense	(82)	18
Interest expense, net	28	35
(Loss) earnings before interest and income taxes	(259)	73
Canada wind-down costs	309	—
Trunk Club wind-down costs	—	10
Gain on sale of interest in a corporate office building	—	(51)
Adjusted EBIT	50	32
Depreciation and amortization expenses	144	152
Amortization of developer reimbursements	(17)	(18)
Adjusted EBITDA	$177	$166

Net sales	$3,064	$3,467
Net (loss) earnings as a % of net sales	(6.7%)	0.6%
EBIT margin %	(8.5%)	2.1%
Adjusted EBIT margin %	1.6%	0.9%
The following is a reconciliation of diluted EPS to adjusted EPS:

	Quarter Ended
	April 29, 2023	April 30, 2022
Diluted EPS	($1.27)	$0.13
Canada wind-down costs	1.92	—
Trunk Club wind-down costs	—	0.06
Gain on sale of interest in a corporate office building	—	(0.32)
Income tax impact on adjustments[1]	(0.58)	0.07
Adjusted EPS	$0.07	($0.06)
1 The income tax impact of non-GAAP adjustments is calculated using the estimated tax rate for the respective non-GAAP adjustment.

NORDSTROM, INC.
SUMMARY OF NET SALES
(unaudited; dollars in millions)
Our Nordstrom brand includes Nordstrom.com, Nordstrom U.S. stores, Nordstrom Local and ASOS | Nordstrom. Nordstrom also included Canada operations prior to March 2023, inclusive of Nordstrom.ca, Nordstrom Canadian stores and Nordstrom Rack Canadian stores; and TrunkClub.com prior to October 2022. Our Nordstrom Rack brand includes NordstromRack.com, Nordstrom Rack U.S. stores and Last Chance clearance stores. The following table summarizes net sales for the first quarter of 2023, compared with the first quarter of 2022:

	Quarter Ended
	April 29, 2023	April 30, 2022
Net sales:
Nordstrom	$2,027	$2,289
Nordstrom Rack	1,037	1,178
Total net sales	$3,064	$3,467

Net sales (decrease) increase:
Nordstrom	(11.4%)	23.5%
Nordstrom Rack	(11.9%)	10.3%
Total Company	(11.6%)	18.7%

Digital sales as % of total net sales[1]	36%	39%
1 Sales conducted through a digital platform such as our websites or mobile apps. Digital sales may be self-guided by the customer, as in a traditional online order, or facilitated by a salesperson using a virtual styling or selling tool. Digital sales may be delivered to the customer or picked up in our Nordstrom stores, Nordstrom Rack stores or Nordstrom Local service hubs. Digital sales also includes a reserve for estimated returns.

NORDSTROM, INC.
FISCAL YEAR 2023 FORWARD-LOOKING NON-GAAP MEASURES
(NON-GAAP FINANCIAL MEASURES)
(unaudited)
Our adjusted EBIT as a percent of net sales (“adjusted EBIT margin”) and adjusted EPS outlook for fiscal year 2023 excludes the impacts from certain items that we do not consider representative of our core operating performance. These items include charges from the wind-down of Canadian operations recognized in the first quarter of 2023.
The following is a reconciliation of expected net earnings as a percent of net sales to expected adjusted EBIT margin included within our Fiscal Year 2023 Outlook:

	53 Weeks Ending February 3, 2024
	Low	High
Expected net earnings as a % of net sales	0.7%	1.1%
Income tax expense	—%	0.1%
Interest expense, net	0.8%	0.8%
Expected EBIT as a % of net sales	1.5%	2.0%

Canada wind-down costs	2.2%	2.2%
Expected adjusted EBIT margin	3.7%	4.2%
The following is a reconciliation of expected diluted EPS to expected adjusted EPS included within our Fiscal Year 2023 Outlook:

	53 Weeks Ending February 3, 2024
	Low	High
Expected diluted EPS	$0.60	$1.00
Canada wind-down costs	1.89	1.89
Income tax impact on adjustments	(0.69)	(0.69)
Expected adjusted EPS	$1.80	$2.20

NORDSTROM, INC.
ADJUSTED RETURN ON INVESTED CAPITAL (“ADJUSTED ROIC”)
(NON-GAAP FINANCIAL MEASURE)
(unaudited; dollars in millions)
We believe that Adjusted ROIC is a useful financial measure for investors in evaluating the efficiency and effectiveness of the capital we have invested in our business to generate returns over time. In addition, we have incorporated it in our executive incentive measures and we believe it is an important indicator of shareholders’ return over the long term.
Adjusted ROIC is not a measure of financial performance under GAAP and should be considered in addition to, and not as a substitute for, return on assets, net earnings, total assets or other GAAP financial measures. Our method of calculating a non-GAAP financial measure may differ from other companies’ methods and therefore may not be comparable to those used by other companies. The financial measure calculated under GAAP which is most directly comparable to Adjusted ROIC is return on assets. The following shows the components to reconcile the return on assets calculation to Adjusted ROIC:

	Four Quarters Ended
	April 29, 2023	April 30, 2022
Net earnings	$20	$364
Income tax (benefit) expense	(8)	142
Interest expense	138	145
Earnings before interest and income tax expense	150	651

Operating lease interest[1]	85	86
Adjusted net operating profit	235	737

Estimated income tax benefit (expense)[2]	166	(206)
Adjusted net operating profit after tax	$401	$531

Average total assets	$9,061	$9,228
Average non-current deferred property incentives in excess of operating lease right-of-use (ROU) assets[3]	(188)	(223)
Average non-interest bearing current liabilities	(3,203)	(3,347)
Average invested capital	$5,670	$5,658

Return on assets	0.2%	3.9%
Adjusted ROIC[4]	7.1%	9.4%
1 Operating lease interest is a component of operating lease cost recorded in occupancy costs. We add back operating lease interest for purposes of calculating adjusted net operating profit for consistency with the treatment of interest expense on our debt.
2 Estimated income tax benefit (expense) is calculated by multiplying the adjusted net operating profit by the effective tax rate for the trailing twelve-month periods ended April 29, 2023 and April 30, 2022. The effective tax rate is calculated by dividing income tax by earnings before income taxes for the same trailing twelve-month periods.
3 For leases with property incentives that exceed the ROU assets, we reclassify the amount from assets to other current liabilities and other liabilities on the Condensed Consolidated Balance Sheets. The current and non-current amounts are used to reduce average total assets above, as this better reflects how we manage our business.
4 Results for the four quarters ended April 29, 2023 included the $309 impact of the Canada wind-down in the first quarter of 2023, which negatively impacted return on assets by approximately 240 basis points and had an immaterial impact on Adjusted ROIC.

NORDSTROM, INC.
ADJUSTED DEBT TO EBITDAR (NON-GAAP FINANCIAL MEASURE)
(unaudited; dollars in millions)
Adjusted debt to earnings before interest, income taxes, depreciation, amortization and rent (“EBITDAR”) is one of our key financial metrics and we believe that our debt levels are best analyzed using this measure, as it provides a reflection of our creditworthiness which could impact our credit ratings and borrowing costs. This metric is calculated in accordance with the updates in our Revolver covenant and is a key component in assessing whether our revolving credit facility is secured or unsecured, as well as our ability to make dividend payments and share repurchases. Our goal is to manage debt levels to achieve and maintain investment-grade credit ratings while operating with an efficient capital structure.
Adjusted debt to EBITDAR is not a measure of financial performance under GAAP and should be considered in addition to, and not as a substitute for, debt to net earnings, net earnings, debt or other GAAP financial measures. Our method of calculating a non-GAAP financial measure may differ from other companies’ methods and therefore may not be comparable to those used by other companies. The financial measure calculated under GAAP which is most directly comparable to Adjusted debt to EBITDAR is debt to net earnings. The following shows the components to reconcile the debt to net earnings calculation to Adjusted debt to EBITDAR:

April 29, 2023
Debt	$2,857
Operating lease liabilities	1,655
Adjusted debt	$4,512

Four Quarters Ended April 29, 2023
Net earnings	$20
Income tax benefit	(8)
Interest expense, net	121
Earnings before interest and income taxes	133

Depreciation and amortization expenses	597
Operating lease cost[1]	275
Amortization of developer reimbursements[2]	71
Other Revolver covenant adjustments[3]	418
Adjusted EBITDAR	$1,494

Debt to Net Earnings	141.4
Adjusted debt to EBITDAR	3.0
1 Operating lease cost is fixed rent expense, including fixed common area maintenance expense, net of developer reimbursement amortization.
2 Amortization of developer reimbursements is a non-cash reduction of operating lease cost and is therefore added back to operating lease cost for purposes of our Revolver covenant calculation.
3 Other adjusting items to reconcile net earnings to Adjusted EBITDAR as defined by our Revolver covenant include interest income, certain non-cash charges and other gains and losses where relevant. For the four quarters ended April 29, 2023, other Revolver covenant adjustments primarily included costs associated with the wind-down of our Canadian operations, a supply chain technology and related asset impairment and the wind-down of Trunk Club.

NORDSTROM, INC.
FREE CASH FLOW (NON-GAAP FINANCIAL MEASURE)
(unaudited; amounts in millions)
Free Cash Flow is one of our key liquidity measures and, when used in conjunction with GAAP measures, we believe it provides investors with a meaningful analysis of our ability to generate cash from our business.
Free Cash Flow is not a measure of financial performance under GAAP and should be considered in addition to, and not as a substitute for, operating cash flows or other financial measures prepared in accordance with GAAP. Our method of calculating a non-GAAP financial measure may differ from other companies’ methods and therefore may not be comparable to those used by other companies. The financial measure calculated under GAAP which is most directly comparable to Free Cash Flow is net cash provided by operating activities. The following is a reconciliation of net cash provided by operating activities to Free Cash Flow:

	Quarter Ended
	April 29, 2023	April 30, 2022
Net cash provided by operating activities	$16	$187
Capital expenditures	(106)	(96)
Change in cash book overdrafts	29	16
Free Cash Flow	($61)	$107

INVESTOR CONTACT:	Sara Penner
Nordstrom, Inc.
InvRelations@Nordstrom.com

MEDIA CONTACT:	Stephanie Corzett
Nordstrom, Inc.
NordstromPR@Nordstrom.com